EXHIBIT 10.1

PROMISSORY NOTE

$50,000	February 4, 2010 Beverly Hills, CA

For value received, NT Media Corp. of California, Inc. (collectively, the Company), promises to pay Zebra Equities (the “Holder”) the sum of Fifty Thousand Dollars ($50,000) plus interest accruing from the date of this Note on the unpaid principal amount at a rate equal to twelve percent (12%) per annum, which shall be payable on the Due Date of this Note.  This Note is subject to the following terms and conditions.

1.   Amounts Owed.   The Holder has advanced Fifty Thousand Dollars ($50,000) to the Company on or before February 4, 2010.  The Company hereby acknowledges receipt of the foregoing advance of funds by the Holder under this Note.  The parties acknowledge that the foregoing amounts have been previously advanced.

2.   Maturity.   Principal and any accrued but unpaid interest under this Note shall be due and payable in a single installment on or before February 4, 2011 (the “Due Date”).

3.   Payment.   All payments shall be made in lawful money of the United States of America in such place as the Holder hereof may from time to time designate in writing to the Company.  Payments shall be credited first to the accrued interest due and payable and the remainder applied to principal.  Prepayment of this Note may be made at any time without penalty.

4.   Transfer, Successors and Assigns.   The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Notwithstanding the foregoing, the Company and the Holder may not assign, pledge or otherwise transfer this Note and/or their rights or obligations thereunder without the prior written consent of the other party.  Upon written consent of the other party, this Note may be transferred only upon surrender of the original Note for registration of the transfer, duly endorsed, or accompanied by a duly executed written Instrument of transfer in form satisfactory to the Holder.  Thereupon, a new note of the same principal amount and interest will be issued to, and registered in the name of the transferee.  Interest and principal are payable only to the registered holder of this Note.

5.   Governing Law.   This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law.

6.   Notices.   Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or subsequently modified by written notice.

7.   Amendments and Waivers.   Any term of this Note may be amended only with the written consent of the Company and Holder.  Any amendment or waiver affected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of the Note if permitted.

COMPANY: NT Media Corp. of California, Inc. By:________________________________ Its:_________________________________

AGREED TO AND ACCEPTED: HOLDER: Zebra Equities By:_______________________________